BYRNA TECHNOLOGIES INC. 8-K

Exhibit 4.2

Execution Version

SECURED REVOLVING LINE OF CREDIT NOTE

$5,000,000.00	January 19, 2021
Needham, Massachusetts

FOR VALUE RECEIVED, the undersigned, BYRNA TECHNOLOGIES INC., a Delaware corporation (the "Borrower"), promises to pay to NEEDHAM BANK, a Massachusetts co-operative bank (the "Lender"), or its order, at the office of the Lender located at 1063 Great Plain Avenue, Needham, Massachusetts 02492, or such other place as the Lender shall designate, the maximum principal sum of FIVE MILLION and 00/100 DOLLARS ($5,000,000.00) (or if less, the aggregate unpaid principal amount of all loans or advances made by the Lender to the Borrower pursuant to this Secured Revolving Line of Credit Note (as it may be amended, restated, supplemented or otherwise modified from time to time, this "Note") and that certain Commercial Loan and Security Agreement of even date hereof entered into by and between the Lender and the Borrower (as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement")), together with interest on the unpaid principal balance hereof at a fluctuating per annum interest rate equal to sum of the Prime Rate (as defined herein) plus fifty (50) basis points (0.50%). As used herein, the term "Prime Rate" shall mean the Prime Rate as published in the “Money Rates” section of The Wall Street Journal, provided, however, if such rate is, at any time during the term of this Note, no longer so published by The Wall Street Journal, upon written notice to the Borrower, the Lender shall designate a comparable reference rate which shall be deemed the "Prime Rate" hereunder. The effective interest rate under this Note shall be automatically changed contemporaneously with each change in the Prime Rate, provided, however, that the Lender has no obligation to notify the Borrower of any changes in the effective rate of interest under this Note. Notwithstanding anything contained herein to the contrary, at no point in time during the term of this Note shall the effective interest rate under this Note be less than four percent (4.00%) per annum.

Commencing on March 1, 2021 and continuing thereafter on the same day of each succeeding month during the term of this Note (the first (1st) day of each calendar month is hereinafter referred to as a "Payment Date"), the Borrower shall make consecutive monthly payments of any and all accrued interest only, in arrears.

Interest on the outstanding principal balance of this Note shall be calculated on the basis of actual days elapsed and a 360-day year. If not sooner repaid or accelerated pursuant to the terms of the Loan Agreement, the entire outstanding principal balance under this Note, together with all accrued and outstanding interest thereon and any other fees and charges then due, shall be due and payable in full on January 19, 2024 (the "Maturity Date"). All Payment Dates are subject to the Following Business Day Convention (as defined below). This Note constitutes the "Revolving Note" referenced in the Loan Agreement and the loan evidenced by this Note constitutes the "Revolving Loan" referenced in the Loan Agreement. All other capitalized terms not defined herein shall be given the same meaning as set forth in the Loan Agreement.

The "Following Business Day Convention" means the convention for adjusting any relevant date that would otherwise fall on a day that is not a Business Day so that the date will be the first following day that is a Business Day. "Business Day" is a day which is neither a Saturday nor a Sunday nor a legal holiday on which commercial banks are authorized to be closed in Boston, Massachusetts.

If at any time the aggregate outstanding principal balance under this Note exceeds Five Million and No/100 Dollars ($5,000,000.00), the Borrower shall immediately pay to the Lender an amount equal to such excess.

The Borrower may prepay, in whole or in part, the outstanding principal balance of this Note without premium or penalty at any time. The line of credit evidenced by this Note is a revolving facility. Principal amounts repaid shall be available to be re-advanced to the Borrower, subject to the terms and conditions of the Loan Agreement.

The occurrence of any of the following events (each an "Event of Default") shall constitute an Event of Default hereunder: (i) the failure to pay in full any payment of principal due hereunder when such payment is due or the failure to pay any interest due within three (3) Business Days of when such payment is due; or (ii) the occurrence and continuance of an Event of Default under the Loan Agreement. Upon the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies afforded the Lender under the Loan Agreement, at the option of the Lender, the entire outstanding principal balance under this Note, together with all accrued and outstanding interest thereon and any other fees and charges then due, shall become immediately due and payable in full without notice or demand.

The Borrower’s obligations under this Note are secured by, inter alia, the first priority (subject to any Permitted Liens) security interest in the Collateral (as defined in the Loan Agreement) granted by the Borrower in favor of the Lender pursuant to the terms of the Loan Agreement.

If any payment of principal or interest hereunder is not paid in full when due and such default constitutes an Event of Default which is continuing, interest on such unpaid balance may, at the option of the Lender, thereafter accrue and be payable at a per annum rate equal to four percent (4.00%) greater than the rate of interest otherwise applicable to such balance (the "Default Rate"). In no event, however, shall advances evidenced by this Note bear interest rate in excess of the maximum interest permitted by applicable law. If any payment or installment to be made hereunder, whether interest, principal or both, shall not be paid within fifteen (15) days of the date when due (other than principal due on the Maturity Date or at an earlier date if due to an Event of Default or other circumstances), then, in addition to interest and without limiting the Lender’s rights by reason of such default, there shall be paid, upon demand, a late charge equal to five percent (5.00%) of any such late payment or installment.

This Note is issued pursuant to the aforementioned Loan Agreement, to which reference is made for a complete description of the rights, obligations, limitations and restrictions of the Borrower and the Lender.

The Borrower hereby authorizes the Lender to automatically debit the amount of each regularly scheduled payment of accrued interest, when due and payable hereunder, against the Borrower's Operating Account (as defined in the Loan Agreement) established and maintained with the Lender pursuant to the Loan Agreement.

Borrower agrees to pay all expenses including reasonable attorney’s fees, which Lender may incur in effecting collection of this Note, upon an Event of Default or following maturity.

No delay or omission on the part of the Lender in exercising any right hereunder shall operate as a waiver of such right or of any other right of such Lender, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. The Borrower and every endorser or guarantor of this Note regardless of the time, order or place of signing waives, to the extent permitted by applicable law, presentment, demand, protest and notices of every kind, except as specifically provided herein with respect to notices of default or as provided by the terms of the Loan Agreement, and assents to any one or more extensions or postponements of the time of payment or any other indulgences, to any substitutions, exchanges or releases of collateral if at any time there be available to the Lender collateral for this Note, and to the additions or releases of any other parties or persons primarily or secondarily liable hereunder.

Upon receipt of an affidavit of an officer of the Lender as to the loss, theft, destruction or mutilation of the Note or any other security document(s) which is not of public record and, in the case of any such destruction or mutilation, upon surrender and cancellation of such Note or other document(s), Borrower will issue, in lieu thereof, a replacement Note or other document(s) in the same principal amount thereof and otherwise of like tenor.

All rights and obligations under this Note shall be governed by the laws of the Commonwealth of Massachusetts and this Note shall be deemed to be made under seal.

THE BORROWER AND LENDER MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY OTHER DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR LENDER TO ACCEPT THIS NOTE AND MAKE THE LOAN EVIDENCED HEREBY.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Borrower has duly executed and delivered this Secured Revolving Line of Credit Note UNDER SEAL to be effective as of the date first set forth above.

WITNESS:	BORROWER:

BYRNA TECHNOLOGIES INC.,
a Delaware corporation

/s/ James Dunfey	By:	/s/ Bryan Ganz
Print Witness Name: James Dunfey	Name:	Bryan Ganz
	Title:	President